Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Date: February 17, 2017	Charles N. Funk
President & CEO
319.356.5800

MIDWESTONE ANNOUNCES HIRES, DENVER-AREA EXPANSION

IOWA CITY, IA (February 17, 2017) – MidWestOne Financial Group, Inc. (NASDAQ: MOFG), parent company of MidWestOne Bank, today announced its expansion to the Denver, Colorado, market with the hires of four seasoned bankers.

MidWestOne named Joe Van Haselen as Regional President in the Denver area. Van Haselen is a 27-year veteran in the banking industry, most recently as president of First National Denver. “This is an exciting opportunity to bring the MidWestOne culture and customer centric-commitment to the Denver area,” said Van Haselen.

Joining Van Haselen are Kevin Conroy, Jessica Ness, and Erin Durante. Conroy, who has more than 25 years of experience with BBVA Compass and Wells Fargo, among others, will serve as Senior Vice President of the Denver market. Ness joins as Vice President, Treasury Management of the Denver market, having served in similar positions with First National Denver, First Citizen Bank, and Colorado Capital Bank for the past 15 years. Durante is a Commercial Banking Officer, with over 10 years of experience at First National Denver.

MidWestOne expects its first Denver-area full service bank office will open later this spring once all arrangements and regulatory approvals are secured.

“This is an unprecedented step for our company. Since we were established in 1934, we have grown organically and through acquisitions,” said Charles N. Funk, MidWestOne President & CEO. “We were introduced to this team of bankers, and it has become readily apparent that we had much in common with them. They embrace our core operating principles and we believe we will be able to generate very good top line revenue growth from the Denver market. Denver offers significant opportunity for our company, and we have a top notch team of bankers who are ready for the challenge.”

Headquartered in Iowa City, Iowa, MidWestOne Bank has 23 locations in Iowa, 18 locations in the greater Twin Cities area in Minnesota and western Wisconsin, and 2 locations in southwest Florida. With approximately $3 billion in assets, MidWestOne is publicly held and trades on the NASDAQ Global Select Market under the symbol MOFG.
###

Enc: Photos

Additional Information about MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which operates 43 banking offices in Iowa, Minnesota, Wisconsin, and Florida. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne Financial trades on the NASDAQ Global Select Market under the symbol MOFG.
Cautionary Note Regarding Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. MidWestOne Financial Group intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) the strength of the local and national economy; (2) changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and fees; (3) the loss of key executives or employees; (4) changes in the quality and composition of the Company's loan and securities portfolios, demand for loan products and deposit flows;(5) changes in the assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates; (6) the effects of competition and the overall demand for financial services in the Company's market areas; (7) the Company's ability to implement new technologies and develop and maintain secure and reliable electronic systems; (8) changes in accounting principles, policies, and guidelines; (9) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as a part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; and (10) other risk factors detailed from time to time in filings made by the Company with the Securities and Exchange Commission.

2